Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	PAM HAMILTON
September 5, 2007		415-381-8198
pam@hamiltoninkpr.com

Bank of Marin Bancorp to Present at West Coast
SuperCommunity Bank Conference September 6

NOVATO, CA –Bank of Marin Bancorp (Nasdaq BMRC), parent company of Bank of Marin, announced today that President and CEO Russell A. Colombo and Executive Vice President and Chief Financial Officer, Christina Cook, will make a presentation at the West Coast SuperCommunity Bank Conference in San Francisco on Thursday, September 6, 2007.

The conference, featuring twelve community banks, will take place on September 6th and 7th.  The conference will be available via live webcast at http://www.bankofmarin.com/media/event_item.php?EventNumber=64 starting live at 3:25pm PST  Thursday September 6, 2007, the time of the Bank’s presentation. The site can also be accessed through the Bank’s home page, BankofMarin.com under “Bank of Marin Info/ News Releases and Current Events/Current Events.” A replay of the webcast will be available for 60 days.

About Bank of Marin
Bank of Marin, the sole subsidiary of Bank of Marin Bancorp, has eight branch offices in Marin County, California with locations in Mill Valley, Corte Madera, downtown San Rafael, Andersen Drive and Northgate in San Rafael, Ignacio, downtown Novato, Sausalito and three offices in Petaluma, California. The Bank also has a commercial loan production office in San Francisco. The Bank’s administrative offices are located in Novato, California and its Wealth Management Services are located in Corte Madera, Novato and Petaluma.

This release may contain certain forward-looking statements that are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact the Company’s earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s, including its subsidiary Bank of Marin’s, operations, pricing, products and services.  These and other important factors are detailed in various Federal Deposit Insurance Corporation filings made previously by the Bank and filings with Securities and Exchange Commission made by the Company, copies of which are available from the Company without charge.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.